Exhibit 99.1

NEWS RELEASE

CONTACT: CONMED Corporation Robert Shallish Chief Financial Officer 315-624-3206 Financial Dynamics Investors: Julie Huang/Lanie Fladell Media: Sean Leous 212-850-5600

FOR RELEASE: 7:00 AM (Eastern) April 28, 2005

CONMED REPORTS FIRST QUARTER 2005 RESULTS
- Sales Increase 16.3% -
-Diluted Earnings Per Share (non-GAAP) Increase 15% -
- Improved Cash and Financing Positions by $20 million -
- 19% Growth in Sales of Minimally Invasive Camera Systems -

Utica, New York, April 28, 2005 ----- CONMED Corporation (Nasdaq: CNMD) announced today its financial results for the first quarter of 2005.

Mr. Joseph J. Corasanti, President and Chief Operating Officer, commented, “Our first quarter 2005 results were in-line with our expectations thanks to the continued strong performance of our operating divisions. Of note, our minimally invasive camera systems and powered surgical instruments had particularly strong sales for the quarter thanks to sustained growth in revenues from sales of our new camera system and our PowerPro™ line of powered surgical instrument handpieces and single-use attachments. Additionally, during the quarter, we launched seven new products at the annual conference of the American Academy of Orthopaedic Surgeons (AAOS) in Washington D.C. which were well-received by the marketplace.”

Total sales for the first quarter increased 16.3% to $155.9 million ($154.1 million at constant exchange rates) compared to $134.0 million in the first quarter of 2004. The previously announced acquisition of the Endoscopic Technologies business on September 30, 2004 added $14.3 million to sales for the first quarter of 2005. Excluding acquisition and other charges (please see attached reconciliation for full explanation), non-GAAP net income for the first quarter grew to $13.5 million, or $0.46 per diluted share, compared to $12.0 million (GAAP), or $0.40 per diluted share, in last year’s first quarter. GAAP net income, including acquisition and transition charges, for the three months ended March 2005 was $10.8 million, or $0.36 per diluted share.

CONMED News Release Continued	Page 2 of 8	April 28, 2005

Following is a summary of first quarter sales by product line in millions of dollars:

	Three Months Ended March,		Percent
	2004	2005	Increase
Orthopaedic Surgery
Arthroscopy	$50.3	$53.6	6.6%
Powered Surgical Instruments	33.5	35.5	6.0%
Integrated Systems	1.0	0.4	—

	84.8	89.5	5.5%

General Surgery and Patient Care
Electrosurgery	20.2	20.9	3.5%
Patient Care	18.0	18.9	5.0%
Endosurgery	11.0	12.3	11.8%
Endoscopic Technologies	—	14.3	—

	49.2	66.4	35.0%

Total	$134.0	$155.9	16.3%

Arthroscopy product growth continues to be led by sales of minimally-invasive surgery camera systems, which increased 19% over the first quarter of 2004. This growth is being driven by sales of the enhanced definition camera, introduced early in 2004, which has superior resolution capabilities, enabling it to compete effectively for not only arthroscopy applications, but also general surgical applications. Powered Surgical Instruments had continued strong growth of the large bone products which grew 9% from last year’s first quarter, while the small bone and specialty products increased slightly compared to the prior year’s first quarter, as expected.

Electrosurgery and Patient Care had good growth rates due to improved sales of single-use disposable products. The pulse oximetry line introduced in 2004 continued to progress in the first quarter, achieving sales of approximately $1.1 million for the three months. The Endosurgery business had strong growth of 11.8% due to increased sales outside of the United States. The Endoscopic Technologies business is performing as anticipated.

Mr. Corasanti continued, “The cash flow of CONMED continues to be exceptionally strong. This cash flow enabled us to improve our balance sheet by increasing our cash balance and reducing our senior credit loans while at the same time reducing the receivable financing program. The net total of all this improvement was approximately $20 million in the quarter.”

CONMED News Release Continued	Page 3 of 8	April 28, 2005

Outlook

Joseph Corasanti added, “For all of 2005, based on our first quarter’s sales performance and our estimated sales for the remainder of the year, we continue to believe that sales will grow approximately 15% above 2004 levels. Approximately one-half of this total sales increase is expected to come from internal growth of our product lines and one-half is anticipated from the effect of the Endoscopic Technologies acquisition for the first nine months of 2005 until its revenues annualize in the fourth quarter of 2005. In addition, we continue to expect operating cash flow for 2005 to approximate $75 - $80 million. As you are now aware, the SEC has delayed implementation of expensing stock options. For us, current rules require that we expense stock options beginning January 1, 2006, so our earnings will not be affected by this non-cash charge in 2005. Therefore, we now return to our original diluted earnings per share guidance for 2005 of approximately $1.94 - $1.98, excluding transition and unusual charges.”

“For the second quarter ended June 30, 2005, we anticipate that revenues will approximate $154 - $157 million and that diluted earnings per share will be in a range of $0.44 - $0.47, excluding transition and unusual charges”, noted Mr. Corasanti.

Acquisition, and Other Charges

Acquisition – The Company purchased the Endoscopic Technologies product line from C.R. Bard, Inc. on September 30, 2004 for a purchase price of approximately $80.0 million. As required by FASB 141, the Company has recorded the fair value of inventory acquired in the purchase transaction. Since the fair value of the inventory exceeds the manufacturing cost, as the initial inventory is sold, cost of sales is higher than what would normally have been the case. In the first quarter of 2005, this added charge to cost of sales equaled $0.5 million. Further, during a transition period, CONMED is purchasing the Endoscopic Technologies finished goods from C.R. Bard at costs greater than what the Company expects its manufacturing costs to be once manufacturing is transitioned to CONMED facilities. This difference in cost for first quarter 2005 is estimated to be $1.8 million and has been recorded in cost of sales. The Company expects the transition to extend into 2006 in order to permit an orderly transfer and to be sure that we have sufficient finished goods inventory on hand to meet our customers’ requirements. Accordingly, we anticipate that we will incur additional cost of sales amounts on a quarterly basis of $1.5 - $2.0 million until the transition can be completed We are working closely with the C.R. Bard management to facilitate the transition of manufacturing to our locations.

Other non-recurring costs in the first quarter of 2005 associated with the Endoscopic Technologies acquisition including performance compensation and other integration expenses amounted to $1.4 million.

Cost associated with termination of a product – CONMED has offered integrated operating room design and installation for over two years following the acquisition of the line in November 2002. One of the components of the system had been a proprietary brand of surgical lights distributed for a third-party supplier. As previously announced, in the fourth quarter of 2004 the Company concluded that it was a better use of resources to focus research and development efforts on integrated systems developments. In addition, limiting customers’ options for surgical lights to the Company’s proprietary offering was interfering with our ability to market and sell our integrated systems to customers who preferred other brands of surgical lights. There are several other brands of surgical lights, each with specialized features and benefits that, in some cases, were perceived by customers as better suited to particular uses or surgeon preferences than the lights offered by the Company. In order to provide a broader range of choices to customers who preferred the Company’s integration solution, the Company has terminated selling its own brand of surgical lights and expects to coordinate the installation of the surgical light choice of the customer when providing CONMED’s integration systems.

CONMED News Release Continued	Page 4 of 8	April 28, 2005

CONMED no longer services the installed base of lights purchased from the Company. In order to maintain customer relationships, and in fairness to customers who purchased lights from CONMED expecting that CONMED would maintain its high level of service, the Company initiated a program to replace all of its surgical lights currently in use. The cost of the program is estimated to be approximately $4.2 million including purchase and installation of other manufacturers’ lights as well as write-off of existing inventory. The Company expensed $2.4 million of this amount in the fourth quarter of 2004, and $0.5 million in the first quarter of 2005. It expects additional charges totaling approximately $1.3 million over the remainder of 2005 as the replacement program is completed.

Today’s Conference Call

CONMED will broadcast its first quarter 2005 conference call live over the Internet today at 10:00 a.m. Eastern Time. This broadcast can be accessed from CONMED’s web site at www.conmed.com. Replays of the call will be made available through May 5, 2005.

CONMED Profile

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures and monitoring. The Company’s products serve the clinical areas of arthroscopy, powered surgical instruments, electrosurgery, cardiac monitoring disposables, endosurgery and endoscopic technologies. They are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery, and gastroenterology. Headquartered in Utica, New York, the Company’s 2,800 employees distribute its products worldwide from eleven manufacturing locations.

Forward Looking Information
This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, including the above mentioned anticipated revenues and earnings, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004; (iii) cyclical purchasing patterns from customers, end-users and dealers; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any acquisition (and its integration) or other transaction may require the Company to reconsider its financial assumptions and goals/targets; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions.

CONMED News Release Continued	Page 5 of 8	April 28, 2005

CONMED CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31, 2004 and 2005
(In thousands except per share amounts)
(unaudited)

	2004	2005

Net sales	$133,964	$155,859

Cost of sales	63,605	73,046
Cost of sales, nonrecurring - Note A	—	2,338

Gross profit	70,359	80,475

Selling and administrative expense	43,793	52,532
Research and development expense	4,739	5,849
Other expense - Note B	—	1,900

	48,532	60,281

Income from operations	21,827	20,194

Interest expense	3,306	3,759

Income before income taxes	18,521	16,435

Provision for income taxes	6,482	5,670

Net income	$12,039	$10,765

Per share data:
Net income
Basic	$.41	$.37
Diluted	.40	.36
Weighted average common shares
Basic	29,303	29,127
Diluted	29,992	29,721

Note A – Included in cost of sales in the three months ended March 31, 2005 are approximately $2.3 million in acquisition-related costs.

Note B – Included in other expense in the three months ended March 31, 2005 are $1.4 million in acquisition-related costs and $.5 million of expense related to the termination of a product offering.

CONMED News Release Continued	Page 6 of 8	April 28, 2005

CONMED CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)
ASSETS

	December 31, 2004	March 31, 2005
Current assets:
Cash and cash equivalents	$4,189	$5,841
Accounts receivable, net	74,593	75,633
Inventories	127,935	132,018
Deferred income taxes	13,733	13,953
Other current assets	2,492	3,106

Total current assets	222,942	230,551
Property, plant and equipment, net	101,465	101,987
Goodwill and other assets, net	548,418	547,582

Total assets	$872,825	$880,120

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$4,037	$4,037
Accrued interest	748	1,962
Other current liabilities	58,276	54,064

Total current liabilities	63,061	60,063
Long-term debt	290,485	277,333
Other long-term liabilities	71,296	76,614

Total liabilities	424,842	414,010

Shareholders' equity:
Capital accounts	226,444	234,322
Retained earnings	227,938	238,703
Accumulated other comprehensive loss	(6,399)	(6,915)

Total equity	447,983	466,110

Total liabilities and shareholders' equity	$872,825	$880,120

OTHER FINANCIAL INFORMATION (unaudited, in thousands)
	Three months ended March 31,
	2004	2005

Depreciation	$2,645	$2,917
Amortization	3,934	4,181
Capital expenditures	1,620	3,985

CONMED News Release Continued	Page 7 of 8	April 28, 2005

CONMED CORPORATION
CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended March 31,
	2004	2005
Cash flows from operating activities:
Net income	$12,039	$10,765
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	6,750	7,461
Deferred income taxes	4,248	3,683
Sale of accounts receivable	(1,000)	(5,000)
Other, net	(1,387)	(2,678)

Net cash provided by operating activities	20,650	14,231

Cash flow from investing activities:
Purchases of property, plant, and equipment, net	(1,620)	(3,985)

Net cash used in investing activities	(1,620)	(3,985)

Cash flow from financing activities:
Payments on debt	(23,178)	(13,152)
Net proceeds from common stock issued under employee plans	8,158	6,053
Other, net	(245)	(847)

Net cash provided by financing activities	(15,265)	(7,946)

Effect of exchange rate change
on cash and cash equivalents	(284)	(648)

Net increase in cash and cash equivalents	3,481	1,652

Cash and cash equivalents at beginning of period	5,986	4,189

Cash and cash equivalents at end of period	$9,467	$5,841

CONMED News Release Continued	Page 8 of 8	April 28, 2005

CONMED CORPORATION
RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
BEFORE NONRECURRING ITEMS
Three Months Ended March 31, 2004 and 2005
(In thousands except per share amounts)
(unaudited)

	2004	2005

Reported net income	$12,039	$10,765

Acquisition-related costs included
in cost of sales	—	2,338

Termination of product offering	—	520

Other acquisition related costs	—	1,380

Total other expense	—	1,900

Nonrecurring expense before income taxes	—	4,238

Provision (benefit) for income taxes on nonrecurring expenses	—	(1,462)

Net income before nonrecurring items	$12,039	$13,541

Per share data:

Reported net income
Basic	$0.41	$0.37
Diluted	0.40	0.36

Net income before nonrecurring items
Basic	$0.41	$0.46
Diluted	0.40	0.46

Management has provided the above reconciliation of net income before nonrecurring items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.